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                                                                     EXHIBIT 3.2

                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       FOR
                               GENERAL MAGIC, INC.

     GENERAL MAGIC, INC., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

     RESOLVED, that, pursuant to Article Fourth of the Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional, and other special rights, and qualifications, limitations and restrictions, of a series of Preferred Stock consisting of 50,000 shares, par value $0.001, to be designated "Series A Convertible Preferred Stock" (the "Series A Stock").

     RESOLVED, that each share of the Series A Stock shall rank equally in all aspects and shall be subject to the following terms and provisions:

     1. Dividends. Dividends shall be declared and set aside, out of funds or assets of the Company legally available therefor. Such dividends shall be payable only upon resolution of the Board of Directors and shall be noncumulative; provided, however:

          1.1 Upon the happening of an Extraordinary Common Stock Event (as defined below in this Section 1), the number of shares of common stock of the Company, $0.001 par value per share (the "Common Stock"), to be received upon the conversion of the shares of Series A Stock shall be adjusted as set forth in
Section 4;

          1.2 If the Board of Directors declares a dividend payable upon shares of Common Stock, (i) the holders of shares of Series A Stock shall be entitled to the same dividend per share of Series A Stock as would be declared payable on the largest number of whole shares of Common Stock into which the shares of Series A Stock held by each holder thereof could be converted pursuant to the provisions of Section 4 hereof on the date of such event;

          1.3 No dividends (other than those payable solely in the Common Stock of the Company) shall be paid on any Common Stock of the Company until dividends shall have been paid or declared and set aside in an amount for each share of Series A Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A Stock could then be converted.

          "Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a



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subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

        2.     Liquidation, Dissolution or Winding Up.

               2.1 Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, subject to the rights of series of Preferred Stock which may from time to time come into existence, the Company shall distribute or cause to be distributed (whether directly or indirectly through agreement by a purchaser) the amounts specified below:

               (a) The holders of shares of Series A Stock shall be entitled to be paid, before any sums shall be paid or any assets distributed among the holders of Common Stock, the sum of $90.00 per share of Series A Stock outstanding immediately prior to the event giving rise to the right to such payment (which amount shall be referred to as the "Series A Purchase Price" and shall be subject to proportional adjustment whenever there shall occur after the Series A Original Issue Date, as hereinafter defined, a stock split, combination, reclassification or other similar event involving the shares of Series A Stock), plus any declared and unpaid dividends on the shares of Series A Stock.

               (b) After payment of the liquidation preferences set forth in (a) above, the entire remaining assets and funds of the Company legally available for distribution shall be distributed among the holders of Common Stock.

               "Series A Original Issue Date" shall mean the date that the first share of Series A Stock is issued by the Company.

          2.2 Treatment of Consolidations, Mergers, Tender Offers and Sales of Assets. A (i) consolidation or merger of the Company into or with another corporation as a result of which the holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation resulting from such consolidation or merger;
(ii) tender offer (as that term is defined and interpreted (including judicial and administrative interpretations) pursuant to Section 14 of the Securities Exchange Act of 1934, as amended) or agreements to sell shares, as a result of which the holders of the Company's outstanding shares immediately before such tender offer do not, immediately after such tender offer or such sales, retain stock representing a majority of the voting power of the surviving corporation resulting from such tender offer or such sales; or (iii) sale of all or substantially all of the assets of the Company, shall each be regarded as a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section 2 and shall create an obligation on behalf of the Company to pay, and a right on behalf of the holders of Series A Stock to receive, the liquidation preference provided for in Section 2.1(a).



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          2.3  Distributions Other Than Cash. Whenever the distribution provided for in this Section 2 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors.

     3. Voting Power. The holders of shares of Series A Stock shall vote together with the Common Stock as though part of that class and shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series A Stock could be converted under Section 4 hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. The holders of shares of Series A Stock shall be entitled to vote as a separate class on any matter as to which such class would be entitled to vote under applicable law.

     4. Conversion Rights. As of the Original Issue Date, the holders of shares of Series A Stock shall have the right to convert each such share held into 72.58 shares of fully paid and non-assessable Common Stock. The right to convert and the ratio of such conversion is subject to the following rights, limitations and adjustments:

          4.1  General.

               (a) Voluntary Conversion. Any share of Series A Stock may, at the option of the holder thereof, be converted at any time into such number of fully paid and non-assessable shares of Common Stock as are equal to the product obtained by multiplying the Applicable Series A Conversion Rate (determined under Section 4.2) by the number of shares of Series A Stock being converted.

               (b) Mandatory Conversion. All outstanding shares of Series A Stock shall be converted automatically into the number of shares of Common Stock into which such shares of Series A Stock are convertible pursuant to Section 4.1(a) hereof upon the consent of a majority of the holders of such Series then outstanding, without any further action by the holders of such shares, and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent.

          4.2  Applicable Conversion Rates.

               (a) With respect to the shares of Series A Stock, the conversion rate in effect at any time (the "Applicable Series A Conversion Rate") shall be the quotient obtained by dividing $90.00 by the Applicable Series A Conversion Value, calculated as provided in Section 4.3 and Section 5. On the Series A Original Issue Date, the Applicable Series A Conversion Value shall be $1.24 per share.

          4.3 Adjustments to Applicable Series A Conversion Values Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as defined in Section 1.3) after the Series A Original Issue Date, the Applicable Series A Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock



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Event, be adjusted by multiplying the then effective Applicable Series A
Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Series A Conversion Value. The Applicable Series A Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

          4.4 Capital Reorganization or Reclassification. If the shares of Common Stock issuable upon the conversion of shares of Series A Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than an Extraordinary Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere herein), then and in each such event the holder of each share of Series A Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Stock could have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

          4.5 Accountant's Certificate as to Adjustments; Notice by Company. In each case of an adjustment or readjustment of the Applicable Series A Conversion Rate after the Series A Original Issue Date the Company, at its expense, will furnish each holder of Series A Shares with a certificate, prepared by the Company's independent public accountants, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

          4.6 Exercise of Conversion Privilege and Procedure for Conversion. To exercise its conversion privilege, a holder of shares of Series A Stock shall surrender the certificate or certificates representing the shares being converted to the Company at its principal office, duly endorsed, and shall give written notice to the Company at that office that such holder elects to convert such shares. As promptly as practicable after the Series A Conversion Date (as defined below), the Company shall issue and shall deliver to the holder of shares of Series A Stock being converted, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such Series A Shares in accordance with the provisions of this
Section 4. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Series A Conversion Date. At such time, the rights of the holder as holder of the converted shares of Series A Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

          "Series A Conversion Date" means: (i) the date when such written notice required by Section 4.6 is received by the Company, together with the certificate or certificates



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representing the shares of Series A Stock being converted, or (ii) the date on which any event occurs causing a mandatory conversion of the shares of Series A Stock pursuant to Section 4.1(b).

          4.7 Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of shares of Series A Stock, the Company shall pay to the holder of converted shares of Series A Stock, as promptly as possible after the date of receipt of written notice from such holder, a cash payment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Series A Conversion Date.

          4.8 Partial Conversion. In the event some but not all of the shares of Series A Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to the holder a new certificate representing the number of shares of Series A Stock which were not converted.

          4.9 Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     5.   Adjustment to Conversion Values.

          5.1 Series A Conversion Value. Except as provided in Section 5.4, if at any time or from time to time after the Series A Original Issue Date, the Company shall issue or sell Additional Shares of Common Stock (as defined in Section 5.4), other than as part of an Extraordinary Common Stock Event, as provided in Section 1.1, or a reorganization, reclassification or other change provided in Section 4.4, for a consideration per share less than the then Applicable Series A Conversion Value, then the Applicable Series A Conversion Value shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying that Applicable Series A Conversion Value by a fraction, (a) the numerator of which shall be (i) the number of shares of Common Stock Equivalents (defined in Section 5.5 below) outstanding at the close of business on the day next preceding the date of such issue or sale, plus (ii) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Applicable Series A Conversion Value immediately prior to such sale, and (b) the denominator of which shall be the number of shares of Common Stock Equivalents outstanding at



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the close of business on the date of such issue or sale after giving effect to the issuance of such Additional Shares of Common Stock.

          5.2 Computation of Consideration. For the purpose of making any adjustment in the Applicable Series A Conversion Value as provided above, the consideration received by the Company for any issue or sale of securities shall:

               (a) to the extent it consists of cash or debt forgiven, be computed at the net amount of cash received or debt forgiven by the Company after deduction of any expenses payable by the Company and any underwriting or similar commissions, compensations or concessions paid or allowed by the Company in connection with such issue or sale;

               (b) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined in good faith by the Board of Directors; and

               (c) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined in Section 5.3(a)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

          5.3  Convertible Securities.

               (a) For the purpose of the adjustment provided in Section 5.1, if at any time or from time to time after the Series A Original Issue Date, the Company shall issue any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being hereinafter referred to as "Convertible Securities"), then, in each case, if the Effective Price, as hereinafter defined, of such rights, options or Convertible Securities shall be less than the then existing Applicable Series A Conversion Value, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the deemed issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights, options, or Convertible Securities, plus the aggregate price to be paid upon the exercise or conversion of such rights, options or Convertible Securities.

               (b) No further adjustment of the Applicable Series A Conversion Value adjusted upon the issuance of such rights, options or Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities.



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               (c)  "Effective Price" shall mean the quotient determined by dividing the total of all such consideration deemed received by such maximum number of Additional Shares of Common Stock deemed issued.

               (d) If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Applicable Series A Conversion Value, adjusted upon the issuance of such rights, options or Convertible Securities, shall be readjusted to the Applicable Series A Conversion Value, which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold in the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company on the conversion of such Convertible Securities.

          5.4 Exceptions. The term "Additional Shares of Common Stock" as used herein shall mean all shares of Common Stock or other debt or equity securities of the Company convertible into Common Stock issued by the Company or deemed to be issued pursuant to Section 5 after the Series A Original Issue Date, whether or not subsequently reacquired or retired by the Company, other than (a) shares of Common Stock issued upon the conversion of Series A Shares and (b) any shares of Common Stock (as the number of shares may be equitably adjusted for stock splits, stock dividends, recapitalizations and reorganizations affecting the Common Stock after the Original Issue Date) issuable or to be issued pursuant to any stock option plan or any stock purchase plan or arrangement for employees, officers, directors of, or contractors, consultants or advisors to, the Company, provided any such plan or arrangement is approved by a majority of the entire Board of Directors.

          5.5 Common Stock Equivalents. The term "Common Stock Equivalents" shall mean the number of shares of Common Stock that is equal to the sum of (a) all shares of Common Stock that are outstanding at the time in question, plus
(b) all shares of Common Stock that are issuable upon conversion of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (c) all shares of Common Stock of the Company that are issuable upon the exercise of rights or options that are outstanding at the time in question, assuming the full conversion or exercise into Common Stock of all such rights or options.

     6. Notices. The Corporation shall distribute to the holders of shares of Series A Stock copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Corporation, at such times and by such method as such documents are distributed to such holders of such Common Stock.



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     7.   No Reissuance. No shares of Series A Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

     RESOLVED, FURTHER, that the appropriate officers of the Corporation hereby are authorized to execute and acknowledge a certificate setting forth these resolution and to cause such certificate to be filed and recorded, all in accordance with the requirements of Section 151 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its President, and attested by its Secretary, this _____ day of February, 1998.


                                        GENERAL MAGIC, INC.



                                        By:
                                            ------------------------------------
                                                 Steven Markman, President

Attested:


By:
    ------------------------------------
          Mary E. Doyle, Secretary


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